Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated March 2, 2026

Market Linked Securities –Upside Participation with Contingent Absolute Return and Contingent Downside
Principal at Risk Securities Linked to the S&P 500® Index due September 10, 2031
Term Sheet to the Preliminary Pricing Supplement dated March 2, 2026
Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC. and Wells Fargo Securities, LLC
Market Measure:	S&P 500® Index (the “Index”) (Bloomberg Ticker: SPX)
Pricing Date:*	March 5, 2026
Issue Date:*	March 10, 2026
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per Security):
•  If the ending level is greater than the starting level:
$1,000 + $1,000 × index return × upside participation rate;
•  If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:
$1,000 + ($1,000 x absolute value return); or
•  If the ending level is less than the threshold level:
$1,000 + ($1,000 × index return)

Index Return:	The ending level minus the starting level divided by the starting level (expressed as a percentage)
Absolute Value Return:	The “absolute value return” is the absolute value of the index return. For example, a -5% index return will result in a +5% absolute value return.
Calculation Day:*	September 5, 2031, subject to postponement
Stated Maturity Date:*	September 10, 2031, subject to postponement
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Threshold Level:	81.30% of the starting level
Upside Participation Rate*:	At least 100.00% (to be determined on the pricing date)
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:**	Up to 3.87%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 3.00%, and WFA may receive a distribution expense fee of 0.12%.
CUSIP / ISIN:	89115LJM1 / US89115LJM19
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
*	Subject to change.
**
In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***
***Assumes the upside participation rate is equal to the minimum upside participation rate specified herein.
If the ending level is less than the threshold level, you will have full downside exposure to the decrease in the level of the Index from the starting level and will lose more than 18.7%, and possibly all, of the face amount of your securities at maturity.
The securities do not pay interest. You will participate in a limited range of appreciation of the Index, but you will have full downside exposure to the Index on the calculation day if the ending level is less than the threshold level.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $921.50 and $951.50 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036126007263/ef20066716_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement and the prospectus. Please review those risk disclosures carefully.
Risks Relating To The Securities Generally
•	If The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 18.70%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.
•	Any Positive Return Based On The Decline of the Index Is Effectively Capped.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Calculation Day And The Stated Maturity Date Are Subject To Market Disruption Events And Postponements.
Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Level Of The Index Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
Risks Relating To The Index
•	The Index Reflects Price Return Only And Not Total Return.
•	Investing In The Securities Is Not The Same As Investing In The Index.
•	Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.
•	Changes That Affect An Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In Any Index.
•	We And Our Affiliates And The Agents And Their Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
Risks Relating To Hedging Activities And Conflicts Of Interest
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
Risks Relating To Canadian And U.S. Federal Income Taxation
•	Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.